Exhibit 99.4

May 12, 2014

To our valued customers:

During the past few weeks, following our receipt of an unsolicited proposal from Valeant, we have received many phone calls and emails from physicians and healthcare providers around the world. They have told us that our work has made a difference to them, the medical community, and their patients; and they have shared their concerns about the potential impact of a Valeant transaction on Allergan, particularly research and development and future innovation. We truly appreciate all these words of encouragement and support.

This morning, the Allergan Board of Directors unanimously rejected this proposal. The Board believes the proposal substantially undervalues Allergan and is not in the best interest of our company, our stockholders and of you, our customers, and your patients.

Since our company was founded more than 60 years ago, we have remained committed to serving our customers by focusing on a core set of priorities: investing in research and development, bringing a steady stream of innovative products to market, building new markets through physician education and training, informing and educating consumers, and offering valuable product support services. In the case of products reimbursed by private or Government payors, we have also strived to ensure access and help with reimbursement issues.

Allergan and Valeant have different business strategies. I want to assure you that our company and our employees will remain focused on the same priorities that have served our customers and our shareholders so well over the years. We recognize that, in a competitive marketplace, you have a choice in those products that you prescribe or recommend. I hope we can count on your continued support of our company, our employees and our products. Your vote of confidence in us – by continuing to choose Allergan products – helps keep us strong.

We will keep you informed of further developments related to this matter. In the meantime, please feel free to contact me at Pyott.David@allergan.com or your local sales representative with any questions or concerns or you can find additional information on www.allergan.com.

Sincerely,

David E.I. Pyott, CBE

Chairman of the Board & Chief Executive Officer